Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
April 29, 2009		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports First Quarter 2009 Results

•                  Revenue increases 23% to $56.0 million

•                  Operating income increases 7% to $16.8 million

•                  Net income attributable to Atlantic Tele-Network, Inc. stockholders increases 12% to $8.8 million

Salem, MA (April 29, 2009) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended March 31, 2009.  For the three months ended March 31, 2009, revenue was $56.0 million, an increase of $10.4 million, or 23%, as compared to revenue of $45.6 million for the three months ended March 31, 2008.  Net income attributable to Atlantic Tele-Network, Inc. Stockholders(1) was $8.8 million for the quarter, as compared to $7.9 million for the same period in 2008, an increase of $0.9 million, or 11%.  On a per share basis, net income attributable to Atlantic Tele-Network, Inc. stockholders increased by 14% to $0.58 per diluted share from $0.51 per diluted share for the three months ended March 31, 2008.

Revenue and operating income for the quarter were positively impacted by the consolidation of our Bermuda operations following the May 2008 increase in our ownership position.

(1) As a result of our adoption of Statement of Financial Accounting Standard No. 160, Non-Controlling Interests in Consolidated Financial Statements- an Amendment of ARB No. 51, the financial statement line item that had been entitled “Net income” under the previous reporting method is now entitled “Net income attributable to Atlantic Tele-Network, Inc. Stockholders.”

“We were pleased to continue our revenue growth in the first quarter,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc., “and also to deliver steady operating and net income gains.   The strong, double-digit revenue growth largely reflects the same factors behind our growth in 2008: the expansion of the territory covered and minutes and megabytes served by our US wireless business and our increased ownership of the leading wireless provider in Bermuda.  The benefits of this strong performance and revenue growth were partly offset by the continued decline in our international revenues in Guyana, due to bypass and macro-economic conditions.  That same factor, as well as the addition in the third quarter of 2008 of two earlier stage businesses, also limited the overall growth in operating income and net income for this quarter.

“On the positive side in Guyana, we did see a slight pickup in our wireless subscribers in that market, over the end of 2008, after a number of consecutive quarters of significant declines.  Bermuda wireless subscribers also grew modestly in the quarter.  Our local telephone and data revenues also rose because of gains in the US operations, but that increase had little benefit on operating profits because the operations in New York State are still early stage and thus produced operating losses.  As the year progresses,” Mr. Prior added, “we do not expect our US wireless operations to grow at quite this rate, but we hope to find a solution to reduce the rate of decline in international revenue.”

First Quarter 2009 Operating Highlights

The following operating results for the quarter ended March 31, 2009 are compared against the same period in 2008 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $11.9 million, or 60%, to $31.7 million from $19.8 million. Our U.S. rural wireless business increased revenues by $7.1 million, or 49%, to $21.6 million from $14.5 million.   This was a result of our ongoing deployment of new base stations along with growth in recurring voice and data traffic. We ended the quarter with a total of 484 base stations in our U.S. network, — including 46 sites from the acquisition of wireless network assets of CC Communications in Nevada in late December 2008 — up from 328 base stations as of March 31, 2008.  The increase in our equity position in, and consolidation of, our Bermuda Digital Communications (BDC) operations, which occurred as of May 15, 2008, contributed $5.2 million of the increase.  In Guyana, our wireless revenue declined by $0.3 million, as increased competition led to a decrease in our wireless customer base to approximately 254,000 subscribers as of March 31, 2009 from 301,000 as of March 31, 2008. The subscriber base, however, increased from 248,000 as of December 31, 2008.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $13.1 million compared to $12.2 million in 2008, an increase of $0.9 million, or 7%.  Sovernet’s local telephone and data revenue increased $0.9 million, or 24%, to $4.6 million from $3.7 million in 2008. This increase is mainly due to Sovernet’s acquisition of ION in August 2008. Local telephone and data revenue generated by our Guyana operations remained at $7.4 million quarter over quarter, while access lines increased from 134,000 lines to 140,000 lines, or 4%.  Data revenue at our Virgin Islands subsidiary remained fairly consistent.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $10.4 million in 2009, a decrease of $2.2 million, or 17%, from $12.6 million in 2008.  We believe this decrease is a result of a considerable increase in illegal bypass activities in the quarter resulting in lost revenue opportunities, as well as an overall reduction in call volume into Guyana as an outcome of the current worldwide economic slowdown.

Operating Expenses.  Operating expenses increased by $9.2 million, or 31%, from $30.0 million to $39.2 million for the first quarter of 2008 and 2009, respectively. Of this increase, $5.0 million represents operating expenses of BDC which the Company began consolidating as of May 2008.   Our U.S. wireless business also had an increase of $3.6 million in operating expenses as our costs of sales and depreciation and amortization expense increased as a result of our network expansion and associated revenue growth.  Operating expenses for the first quarter of 2008 and 2009 also included non-cash stock based compensation expense of $0.3 million.

Operating Income.  Operating income increased by $1.1 million, or 7%, from $15.7 million to $16.8 million for the quarter.  This increase came predominately from U.S. wireless revenue growth, offset by a decrease in international long distance revenue at our Guyana operations.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Thursday, April 30, 2009 at 9:30 a.m. Eastern Time (ET) to discuss its first quarter results for 2009.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 771-6916 and International: (212) 231-2905.  A replay of the call will be available from 12:00 p.m. (ET) April 30, 2009 until 12:00 p.m. (ET) on May 7, 2009. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21422825.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts. Its principal subsidiaries include: Guyana Telephone & Telegraph Company, Ltd., which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Bermuda Digital Communications, Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and also an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (3) the regulation of rates that GT&T may charge for local wireline telephone service; (4) significant tax disputes between GT&T and the Guyanese tax authorities; (5) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (6) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (7) the current global economic recession, along with difficult and volatile conditions in the capital and credit markets; (8) increased competition; (9) economic, political and other risks facing our foreign operations; (10) regulatory changes affecting our businesses; (11) the loss of certain FCC licenses; (12) rapid and significant technological changes in the telecommunications industry; (13) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (14) any loss of any key members of management; (15) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (16) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (17) the occurrence of severe weather and natural catastrophes; and (18) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2008	March 31, 2009
Assets:
Cash and Cash Equivalents	$79,665	$81,821
Other Current Assets	51,656	54,023

Total Current Assets	131,321	135,844

Fixed Assets, net	198,230	197,928
Goodwill and Other Intangible Assets, net	76,351	76,670
Other Assets	13,919	13,436

Total Assets	$419,821	$423,878

Liabilities and Stockholders’ Equity:
Current Liabilities	$47,912	$47,493

Long Term Debt	73,311	73,144
Other Liabilities	36,938	36,248

Total Liabilities	158,161	156,885

Stockholders’ Equity	261,660	266,993

Total Liabilities and Stockholders’ Equity	$419,821	$423,878

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2008	2009
Revenue:
Wireless	$19,753	$31,725
Local Telephone and Data	12,246	13,053
International Long Distance	12,556	10,401
Other Revenues	1,075	787

Total Revenue	45,630	55,966

Operating Expenses:
Termination and Access Fees	7,588	10,446
Internet and Programming	899	789
Engineering and Operations	5,856	6,947
Sales, Marketing and Customer Services	2,674	3,592
General and Administrative	5,882	8,215
Depreciation and Amortization	7,077	9,200

Total Operating Expenses	29,976	39,189

Operating Income	15,654	16,777

Other Income (Expense):
Interest Income (Expense) , net	(84)	(817)
Other Income	225	26

Other Income (Expense) , net	141	(791)

Income Before Income Taxes	15,795	15,986
Income Taxes	7,390	6,956

Income Before Equity in Earnings in Unconsolidated Affiliates	8,405	9,030
Equity in Earnings of Unconsolidated Affiliates	463	—

Net Income	8,868	9,030
Less: Net Income Attributable to Non-Controlling Interests, net of tax	(1,001)	(228)

Net Income Attributable To Atlantic Tele-Network, Inc. Stockholders	$7,867	$8,802

Net Income Per Weighted Average Share Attributable To Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.52	$0.58
Diluted	$0.51	$0.58
Weighted Average Common Shares Outstanding:
Basic	15,228	15,229
Diluted	15,303	15,250